Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE
between
U.S. BANCORP
and
DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION,
TRUSTEE
DATED AS OF AUGUST 3, 2005

supplementing that certain
Junior Subordinated Indenture
dated as of April 28, 2005

     FIRST SUPPLEMENTAL INDENTURE, dated as of August 3, 2005, between U.S. BANCORP, a Delaware corporation (hereinafter called the “Company”) having its principal office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Trustee (hereinafter called the “Trustee”).
RECITALS
     The Company and the Trustee have entered into that certain Junior Subordinated Indenture, dated as of April 28, 2005 (hereinafter called the “Indenture”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture), providing for the issuance from time to time of Securities;
     WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no Security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;
     WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Sections 2.1 or 3.1 of the Indenture, and pursuant thereto the Company has determined to establish certain provisions of the form and terms of Securities in each series issued on or after the date hereof;
     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.
     NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I
AMENDMENTS
     Section 1.1. The definition of “Senior and Subordinated Debt” contained in Section 1.1 of the Indenture is hereby amended in its entirety to read as follows:
     “‘Senior and Subordinated Debt’ means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company, whether incurred on or prior to the date of this Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Securities.”
     Section 1.2. The following definition of “Default” is hereby added to Section 1.1 of the Indenture:
     “‘Default’ has the meaning specified in Section 5.3”
     Section 1.3. The following paragraph is hereby added to the end of Section 2.3 of the Indenture:
     “THIS SECURITY IS NOT A DEPOSIT OR A SAVINGS ACCOUNT BUT IS AN UNSECURED DEBT OBLIGATION OF THE COMPANY. THIS SECURITY IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.”
     Section 1.4. Section 3.11 of the Indenture is hereby amended by adding the following before the final period of the first paragraph thereof:
     “; provided, however, that in no event will the Company be required to give notice more than 15 Business Days prior to the next succeeding date on which Distributions on the Capital Securities of such USB Trust would be payable but for the election to begin or extend such Extension Period.”
     Section 1.5. Paragraph (1) of Section 5.1 of the Indenture is hereby amended in its entirety to read as follows:
     “(1) default in the payment of interest in full upon any Security of that series for a period of 30 days after the conclusion of a period consisting of 20 consecutive quarters, commencing with the earliest quarter for which interest (including interest payments deferred pursuant to Section 3.11) has not been paid in full; or”

     Section 1.6. The first paragraph of Section 5.2 of the Indenture is hereby amended in its entirety to read as follows:
     “If an Event of Default (other than an Event of Default specified in Section 5.1(2) or 5.1(3)) with respect to Securities of any series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of the Securities of a series issued to a USB Trust, if, upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series fail to declare the principal of all the Securities of that series to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the corresponding series of Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the Securities of such series shall become immediately due and payable. Payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII notwithstanding that such amount shall become immediately due and payable as herein provided. If an Event of Default specified in Section 5.1(2) or 5.1(3) with respect to Securities of any series at the time Outstanding occurs, the principal amount of all the Securities of that series (or, if the Securities of that series are Discount Securities, such portion of the principal amount of such Securities as may be specified by the terms of that series) shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.”
     Section 1.7. Section 5.3 of the Indenture is hereby amended in its entirety to read as follows:
     “Section 5.3. Collection of Indebtedness and Suits for Enforcement by Trustee.
     The Company covenants that if it defaults in the payment of:
     (1) any installment of interest (including any Additional Interest) on any Security when such interest becomes due and payable and such default continues for a period of 30 days, or
     (2) the principal of (and premium, if any, on) any Security at the Maturity thereof,

     (either such default, a “Default”) the Company will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal, including any sinking fund payment or analogous obligations (and premium, if any) and interest (including any Additional Interest); and, in addition thereto, all amounts owing the Trustee under Section 6.7.
     If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon the Securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Securities, wherever situated.
     If an Event of Default or a Default with respect to Securities of any series occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Securities of such series by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.”
     Section 1.8. The phrase “or Default” is hereby added to each of paragraphs (a) and (b) of Section 6.1 of the Indenture immediately following the reference to “Event of Default” in each such paragraph.
     Section 1.9. A new Section 10.7 of the Indenture is hereby added as follows:
     “Section 10.7. Payment of USB Trust Costs and Expenses.
     Since each USB Trust is formed solely to facilitate an investment in the Securities, the Company, in its capacity as the issuer of the Securities, hereby covenants to pay all debts and obligations (other than with respect to the Preferred Securities and Common Securities) and all costs and expenses of each USB Trust (including, but not limited to, all costs and expenses relating to the organization of the USB Trust, the fees and expenses of the Trustees and all costs and expenses relating to the operation of the USB Trust) and to pay any and all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed on the USB Trust by the United States, or any other taxing authority, on such debts, obligations, costs and expenses so that the net amounts received and retained by the USB Trust and the Property Trustee after paying any such debts, obligations, costs, expenses, taxes, duties, assessments or other governmental charges will be equal to the amounts the USB Trust and the Property Trustee would have received had no such debts, obligations, costs, expenses, taxes, duties, assessments or other governmental charges been incurred by or imposed on the USB Trust. The obligations of the Company to pay all debts, obligations, costs, expenses, taxes, duties, assessments or other governmental charges of each USB Trust (other than with respect to the Preferred Securities and Common Securities) shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture.”
ARTICLE II
MISCELLANEOUS
     Section 2.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.
     Section 2.2. The Article headings herein are for convenience only and shall not effect the construction hereof.
     Section 2.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
     Section 2.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 2.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.
     Section 2.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     Section 2.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.
* * * *

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

U.S. BANCORP

		By:	/s/ Kenneth Nelson

		Its:	Senior Vice President

Attest:

By	/s/ Laura F. Bednarski

Its	Assistant Secretary

DELAWARE TRUST COMPANY,
NATIONAL ASSOCIATION
as Trustee

		By:	/s/ Steven A. Finklea

		Its:	Vice President

Attest:

By	Sterling Correia

Its	Vice President